Exhibit 99.1

Contact:

William A. Hockett

EVP, Corporate Communications

(801) 584-3600

Email: bhockett@myriad.com

www.myriad.com

MYRIAD GENETICS ANNOUNCES RESULTS OF PHASE 2 PROSTATE CANCER TRIAL

Salt Lake City, January 8, 2007 - Myriad Genetics, Inc. (NASDAQ: MYGN), announced today the results of its multi-center, double-blind, placebo-controlled human clinical trial of MPC-7869 (R-flurbiprofen) in prostate cancer. The clinical trial was designed to evaluate the safety of MPC-7869 and to consider its potential efficacy in slowing the rate of progression of prostate cancer among 246 patients with advanced disease.

Patients participating in the study were assigned to one of three arms (800 mg once daily or 800 mg twice daily of MPC-7869 or placebo). The two primary clinical endpoints of the trial were the time to systemic disease progression and the change in velocity of Prostate Specific Antigen levels. Statistical significance was not achieved for either of the endpoints, and therefore the Company does not intend to pursue further development of this compound in cancer. Myriad will continue to concentrate its efforts on the compound's demonstrated activity in Alzheimer's disease.

The study showed that MPC-7869 was well tolerated over long-term administration in an elderly population, confirming the data from previous studies. With the completion of this study, Myriad now has over 1,200 patient-years of safety data on this compound, with a maximum exposure period of 44 months.

The study showed no significant differences in adverse events between the placebo and drug-treated arms. Additionally, during the course of the study, there were no significant differences in serious adverse events between the drug and placebo arms. Twenty-two patients experienced serious adverse events in the placebo group, compared to 22 in the 800 mg once daily group and 23 in the 800 mg twice daily group. In particular, there were no significant differences between the drug-treated and placebo groups for adverse gastrointestinal, myocardial or cerebrovascular events.

"The safety data collected in this trial will be very useful to our program in Alzheimer's disease," said Peter Meldrum, President of Myriad Genetics, Inc. "The age of the study population is similar and the 800 mg twice daily dose of MPC-7869 is identical to that of our two ongoing Phase 3 trials in Alzheimer's disease."

Myriad Genetics, Inc. is a biopharmaceutical company focused on the development of novel healthcare products. The Company develops and markets molecular diagnostic products, and is developing and intends to market therapeutic products. Myriad's news and other information are available on the Company's Web site at www.myriad.com.

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the concentration of the Company's efforts on MPC-7869's demonstrated activity in Alzheimer's disease; the utility of the safety data collected in the Phase 2 trial to the Company's program in Alzheimer's disease; the tolerability of MPC-7869 in long-term administration in an elderly population; and the statistical significance of adverse and serious adverse events in studies of MPC-7869, including gastrointestinal, myocardial or cerebrovascular events. These forward looking statements are based on management's current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth or implied by forward-looking statements. These risks and uncertainties include, but are not limited to, our inability to further identify, develop and achieve commercial success for new products and technologies; our ability to discover drugs that are safer and more efficacious than our competitors; our ability to develop molecular diagnostic products that help assess which patients are subject to greater risk of developing diseases and who would therefore benefit from new preventive therapies; the possibility of delays in the research and development necessary to select drug development candidates and delays in clinical trials; the risk that clinical trials may not result in marketable products; the risk that we may be unable to successfully finance and secure regulatory approval of and market our drug candidates, or that clinical trials will be completed on the timelines we have estimated; uncertainties about our ability to obtain new corporate collaborations and acquire new technologies on satisfactory terms, if at all; the development of competing products and services; our ability to protect our proprietary technologies; patent-infringement claims; risks of new, changing and competitive technologies and regulations in the United States and internationally; and other factors discussed under the heading "Risk Factors" contained in Item 1A in our Annual Report on Form 10-K for the year ended June 30, 2006, which has been filed with the Securities and Exchange Commission, as well as any updates to those risk factors filed from time to time in our Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. All information in this press release is as of January 8, 2007, and Myriad undertakes no duty to update this information unless required by law.